Filed Pursuant to Rule 433

Registration Nos. 333-214360 and 333-214360-01

May 11, 2017

NiSource Finance Corp.

$1,000,000,000 3.490% Notes due 2027

$1,000,000,000 4.375% Notes due 2047

Unconditionally Guaranteed by NiSource Inc.

PRICING TERM SHEET

(To Preliminary Prospectus Supplement dated May 11, 2017)

Issuer:	NiSource Finance Corp.

Guarantor:	NiSource Inc.

Security:	3.490% Notes due 2027 (the “2027 Notes”) 4.375% Notes due 2047 (the “2047 Notes”)

Ratings (Moody’s; S&P; Fitch)*:	Baa2 (stable)/BBB+ (stable)/BBB (stable)

Size:	2027 Notes: $1,000,000,000 2047 Notes: $1,000,000,000

Public Offering Price:	2027 Notes: 99.984% of the principal amount 2047 Notes: 99.918% of the principal amount

Maturity Date:	2027 Notes: May 15, 2027 2047 Notes: May 15, 2047

Benchmark Treasury:	2027 Notes: 2.250% due February 15, 2027 2047 Notes: 2.875% due November 15, 2046

Benchmark Treasury Price/Yield:	2027 Notes: 98-24+/2.392% 2047 Notes: 96-31+/3.030%

Spread to Treasury:	2027 Notes: T+110 basis points 2047 Notes: T+135 basis points

Re-offer Yield:	2027 Notes: 3.492% 2047 Notes: 4.380%

Optional Redemption Terms:

2027 Notes: Make-whole call at any time prior to February 15, 2027 (the 2027 par call date) at 20 basis points spread over Treasury Benchmark (calculated to the 2027 par call date).

Callable on or after the 2027 par call date at par.

2047 Notes: Make-whole call at any time prior to November 15, 2046 (the 2047 par call date) at 25 basis points spread over Treasury Benchmark (calculated to the 2047 par call date).

Callable on or after the 2047 par call date at par.

Coupon:	2027 Notes: 3.490% 2047 Notes: 4.375%

Interest Payment Dates:	May 15 and November 15 of each year beginning November 15, 2017

Initial Interest Accrual Date:	May 22, 2017

Format:	SEC Registered

Transaction Date:	May 11, 2017

Expected Settlement Date:	May 22, 2017 (T+7)

CUSIP/ISIN:	2027 Notes: 65473Q BE2/ US65473QBE26 2047 Notes: 65473Q BF9/ US65473QBF90

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC MUFG Securities Americas Inc. Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	Goldman, Sachs & Co. LLC Mizuho Securities USA LLC PNC Capital Markets LLC

Co-Managers:	KeyBanc Capital Markets Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc., toll-free at 1-888-603-5847, Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037, J.P. Morgan Securities LLC, collect at 1-212-834-4533 or MUFG Securities Americas Inc., toll-free at 1-877-649-6848.